SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2007

STEN CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-18785	41-1391803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

10275 Wayzata Blvd. Suite 310, Minnetonka, Minnesota 55305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (952) 545-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 7 are not applicable and therefore omitted.

Item 8.01     Other Events.

Effective April 2, 2007, STEN Corporation (the “Company”) appointed Robert Rolfson as the President and Chief Operating Officer of STEN Credit Corporation (“STEN Credit”), a wholly-owned indirect subsidiary of the Company. Under the terms of a letter agreement dated March 14, 2007, the Company will pay Mr. Rolfson an annual salary of $150,000 and, effective April 2, 2007, granted Mr. Rolfson a ten-year option to purchase 75,000 shares of its common stock, vesting in five equal installments on the first five anniversaries of the date of grant. Additionally, if during the first twelve months of Mr. Rolfson’s employment, his employment is terminated for any reason Mr. Rolfson will receive 6 months of severance pay at the time of termination.

STEN Credit provides automobile loans to consumers regardless of credit history and provide inventory financing to used car dealers and has begun developing its own “Buy Here/Pay Here” retail used car business where STEN Credit both sells used cars and finances their sale to customers that typically would not qualify for conventional financing as a result of limited credit histories or past credit problems. STEN Credit’s two used car lots are located in Arizona and operating under the names: “EasyDrive Cars and Credit” and “Best Price Auto Sales.

From March 2006 until he began serving with us, Robert Rolfson was the Finance Director of Amfinity Finance Company, an auto finance company located in Phoenix, Arizona. From February 2003 to March 2006, Mr. Rolfson served as the Risk Manager Consumer Portfolio – North American Originations for Ford Motor Credit. From June 2002 to February 2003, he served as the Manager of Purchase Quality for Ford Motor Credit North America.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 2, 2007	STEN CORPORATION

	By:	/s/ Kenneth W. Brimmer
Kenneth W. Brimmer Chief Executive Officer